Exhibit 99.1

March 30, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of FlikMedia, Inc. (the “Registrant”). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 2015 as the registrant has not provided sufficient information to us for us to complete the audit of the financial statements of the Registrant for the year then ended. We have not completed such audit and, accordingly, are unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III and Part IV of its filing on Form 12b-25 and agree with the statements made therein.

Yours very truly

/s/ Lichter, Yu & Associates, Inc.